                                                                    Exhibit 3.36

                               OPERATING AGREEMENT

                                       FOR

                           PARKWAY IMAGING CENTER, LLC

                       A Nevada Limited Liability Company

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                                TABLE OF CONTENTS

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ARTICLE I INTRODUCTION....................................................................................       1

         1.1      Formation of Limited Liability Company..................................................       1
         1.2      Defined Terms...........................................................................       1
         1.3      Company Purpose.........................................................................       4

ARTICLE II MEMBERS AND MEMBERSHIP INTERESTS...............................................................       5

         2.1      Names and Addresses of the Members; Office..............................................       5
         2.2      [Intentionally deleted.]................................................................       5
         2.3      [Intentionally deleted.]................................................................       5
         2.4      Shares of Membership Interests..........................................................       5
         2.5      Certificates for Membership Interests...................................................       5
         2.6      Initial Capital Contributions and Capital Accounts......................................       5
         2.7      Need for and Contribution of Additional Capital and/or Loans............................       7
         2.8      Failure to Make Additional Capital Contributions........................................       7
         2.9      Admission of Additional Members.........................................................       9
         2.10     No Member Responsible for Other Member's Commitment.....................................       9
         2.11     Limitations on Referrals................................................................       9

ARTICLE III ALLOCATIONS; DISTRIBUTIONS; AND INTERESTS.....................................................       9

         3.1      Allocation of Net Income and Net Loss...................................................       9
         3.2      Tax Allocations.........................................................................      11
         3.3      Distribution of Available Cash..........................................................      11
         3.4      Allocation of Income and Loss and Distributions in Respect of Interests Transferred.....      12

ARTICLE IV ACCOUNTING AND RECORDS.........................................................................      12

         4.1      Records and Accounting..................................................................      12
         4.2      Access to Accounting Records............................................................      12
         4.3      Annual Report and Tax Information.......................................................      13
         4.4      Accounting Decisions....................................................................      13
         4.5      Federa1 Income Tax Elections............................................................      13

ARTICLE V RIGHTS OF MEMBERS...............................................................................      13

         5.1      Right of Members........................................................................      13
         5.2      Waiver of Partition.....................................................................      14
         5.3      Withdrawal..............................................................................      14
         5.4      Reimbursement of Expenses...............................................................      14
         5.5      Organization Expenses...................................................................      14
         5.6      Obligations of Members to Company.......................................................      15

ARTICLE VI MEETINGS OF MEMBERS............................................................................      15

         6.1      Special Meetings........................................................................      15
         6.2      Notice of Meetings......................................................................      15
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         6.3      Waiver of Notice........................................................................      15
         6.4      Voting by Proxy.........................................................................      15
         6.5      Action by Consent.......................................................................      15
         6.6      Presence................................................................................      16
         6.7      Conduct of Meetings.....................................................................      16

ARTICLE VII CHANGES IN MEMBERS............................................................................      16

         7.1      Dissolution or Bankruptcy of Member.....................................................      16
         7.2      Restriction on Transfer and Assignment of Members' Interest.............................      16
         7.3      Further Restrictions on Transfer........................................................      16
         7.4      Substitute Members......................................................................      17
         7.5      Effect of Transfer......................................................................      17
         7.6      Buyout Provisions.......................................................................      17
         7.7      Company Value...........................................................................      21

ARTICLE VIII MANAGERS.....................................................................................      22

         8.1      Managers................................................................................      22
         8.2      Powers of the Managers..................................................................      24
         8.3      Appointment of Tax Matters Manager......................................................      24
         8.4      Salaries................................................................................      24
         8.5      Removal of Managers.....................................................................      24
         8.6      Resignation of a Manager................................................................      25
         8.7      Vacancies...............................................................................      25

ARTICLE IX TERMINATION....................................................................................      25

         9.1      Termination of the Company..............................................................      25
         9.2      Jeopardy Event..........................................................................      25
         9.3      Hospital Purchase Upon Dissolution......................................................      26
         9.4      Reservation of Rights...................................................................      27

ARTICLE X GENERAL.........................................................................................      27

         10.1     Confidentiality.........................................................................      27
         10.2     Confidential Information and Trade Secrets..............................................      27
         10.3     Additional Assurances...................................................................      28
         10.4     Consents, Approvals and Discretion......................................................      28
         10.5     Construction of Agreement...............................................................      28
         10.6     Attorneys' Fees.........................................................................      28
         10.7     Notices.................................................................................      28
         10.8     Binding on Successors in Interest.......................................................      28
         10.9     Terms...................................................................................      29
         10.10    Title to Company Property...............................................................      29
         10.11    Reliance on Authority of Person Signing Agreement.......................................      29
         10.12    Severability............................................................................      29
         10.13    Captions................................................................................      29
         10.14    Counterparts............................................................................      29
         10.15    No Waiver...............................................................................      29
         10.16    Remedies; Injunctive Relief.............................................................      30
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10.17    Exhibits................................................................................      30
10.18    Force Majeure...........................................................................      30
10.19    [Intentionally deleted].................................................................      30
10.20    Entire Agreement; Amendments............................................................      30
10.21    Disputes; Mediation; Arbitration........................................................      30
10.22    Covenants Not to Compete................................................................      32
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                                      iii

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                               OPERATING AGREEMENT
                                       FOR
                           PARKWAY IMAGING CENTER, LLC

         This OPERATING AGREEMENT is made and entered into as of September 17, 1999 among INSIGHT HEALTH CORP., a Delaware corporation ("InSight"), ST. ROSE DOMINICAN HOSPITAL, a Nevada nonprofit public benefit corporation ("Hospital"), and J. PAUL WIESNER & ASSOCIATES CHARTERED d/b/a RADIOLOGY ASSOCIATES OF NEVADA, a Nevada professional corporation ("RAN"). The parties to this Agreement shall also be referred to individually as a "Member" and collectively as the "Members."

                                    RECITALS

         The Members desire to form a limited liability company under the laws of the State of Nevada for the purpose of developing and operating an outpatient imaging center at 100 North Green Valley Parkway, Henderson, Nevada (the "Imaging Operation") on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE I
                                  INTRODUCTION

1.1      FORMATION OF LIMITED LIABILITY COMPANY.

         The Members have formed a Nevada limited liability company under the laws of the State of Nevada by the filing of Articles of Organization ("Articles") for Parkway Imaging Center, LLC (the "Company") and the certificate of acceptance of appointment executed by the resident agent of the Company pursuant to the Title 7, Chapter 86 of the Nevada Revised Statutes (the "Act"). The Company's business shall be conducted under such name until such time as all the Members shall hereafter designate otherwise and file amendments to the Articles in accordance with applicable law. It is intended that the Company be managed by its Managers and not its Members, and the Articles shall so state.

         This Agreement is subject to, and governed by, the Act and the Articles of the Company filed with the Nevada Secretary of State. In the event of a direct conflict between the provisions of this Agreement and mandatory provisions of the Act or the provisions of the Articles of the Company, such provisions of the Act or the Articles of the Company, as the case may be, will be controlling.

1.2      DEFINED TERMS.

         The terms used in this Agreement with their initial letters capitalized shall, unless the context otherwise requires or unless otherwise expressly provided herein, have the meaning specified in this Section 1.2. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:

         1.2.1 "Act" means Chapter 7, Title 86 of the Nevada Revised Statutes, as the same may be amended from time to time.

         1.2.2 "Additional Member" means any person or Entity admitted as a Member pursuant to Section 2.9 hereof.

         1.2.3 "Affiliate" means any individual, partnership, corporation, limited liability company, trust, or other Entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, more than Fifty Percent (50%) of voting rights attributable to the controlled corporation, and, with respect to any individual, partnership, trust, other Entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Entity.

         1.2.4 "Agreement" means this Operating Agreement of Parkway Imaging Center, LLC as originally executed and as amended from time to time. The terms "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

         1.2.5 "Available Cash" means all cash funds of the Company on hand from time to time (other than cash funds obtained as contributions to the capital of the Company by the Members and cash funds obtained from loans to the Company) after (i) payment of all operating expenses of the Company as of such time, (ii) provision far payment of all outstanding and unpaid current obligations of the Company as of such time, and (iii) provision for a working capital reserve, if such reserve is established by the Managers.

         1.2.6 "Bankruptcy" means, and a Member shall be deemed a "Bankrupt Member" upon (i) the entry of a decree or order for relief against the Member by a court of competent jurisdiction in any involuntary case brought against the Member under any bankruptcy, insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for the Member or for any substantial part of its assets or property, (iii) the ordering of the winding up or liquidation of the Member's affairs, (iv) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 days or which is not dismissed or suspended pursuant to Section 303 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law), (v) the commencement by the Member of a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect, (vi) the consent by the Member to the entry of an order for relief in an involuntary case under any such Debtor Relief Laws or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for the Member or

                                       2

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for any substantial part of its assets or property, or (vii) the making by a
Member of any general assignment for the benefit of its creditors.

         1.2.7 "Capital Account" means the individual accounts established and maintained pursuant to Section 2.6.3 hereof, and in the manner provided in Treasury Regulation Section 1.704-1(b)(2)(iv), as amended from time to time.

         1.2.8 "Capital Contribution" means the total value of cash and agreed fair market value of property contributed and agreed to be contributed to the Company by each Member (net of liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the
Code), as shown in Exhibit A attached hereto as the same may be amended from time to time. Except as provided in Section 2.7, additional Capital Contributions may only be made by a Member with the consent of all other Members.

         1.2.9 "Code" means the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

         1.2.10   "Company" refers to Parkway Imaging Center, LLC.

         1.2.11 "Entity" shall mean any association, corporation, general partnership, limited partnership, limited liability company, joint stock association, joint venture, firm, trust, business, trust, cooperative, and foreign associations of like structure.

         1.2.12 "Interest" means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under the Act, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

         1.2.13 "Manager" means the individuals or Entities designated by the Members in accordance with Article VIII.

         1.2.14 "Majority in Interest of the Members" means the Member(s) entitled to vote who own more than Fifty Percent (50%) of the total Percentage Interests of all Members entitled to vote as stated on the records of the Company; and "Majority in Interest of the Managers" means the Managers designated by a Majority in Interest of the Members.

         1.2.15 "Member" refers to InSight, Hospital and RAN, individually or collectively, and any additional Members permitted hereunder.

         1.2.16 "Percentage Interest" means the Interest of a Member as set forth opposite the name of such member under the column "Percentage Interest" in Exhibit A hereto, as such percentage may be adjusted from time to time pursuant to the terms hereof.

         1.2.17 "Principal Office" means 100 North Green Valley Parkway, Henderson, Nevada, or such address as may be established pursuant to Section
2.1.2 hereof.

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         1.2.18   "Pro Rata Part" means the proportion that a Percentage
Interests of a Member bears to the aggregate Percentage Interests in the Company of all Members.

         1.2.19 "Share" refers to an Interest in the Company as may be measured in such units as may be established pursuant to Section 2.4 hereof. Whenever reference is made to "Percentage Interest," a Share may be converted into the same by dividing a Member's number of Shares by the total of all Shares outstanding.

         1.2.20 "Substitute Member" means any person or Entity who or which is admitted into Membership with the approval of Members pursuant to Section 5.1.5 hereof.

1.3      COMPANY PURPOSE.

         1.3.1 The general purposes of the Company are as set forth in the Articles. The Company may exercise all powers reasonable or necessary to pursue the same. In addition, the Company may engage in and do any act concerning any or all lawful businesses for which limited liability companies may be organized according to the Act. Notwithstanding anything to the contrary herein, the Company shall not take any action or conduct any activity or business that would
(i) jeopardize the tax-exempt status of Hospital under Section 501(c)(3) of the Code, or (ii) cause a violation by the Company or any Member of any self-referral or other laws.

         1.3.2 The Members acknowledge that Hospital is entering into this Agreement in order to carry out its charitable and religious health care mission, which means that it may request the Company to conduct its activities in some respects that may be detrimental to the overall profitability of the Company. Therefore, notwithstanding anything to the contrary herein, the other Members acknowledge and agree that Hospital, as a Member hereunder, and each Manager designated by Hospital shall be entitled to act exclusively in furtherance of Hospital's charitable and religious purposes as to the operation of the Imaging Operation, notwithstanding any fiduciary or other obligation to make decisions or take actions in a manner that would not adversely affect the profitability of the Company or the value of the Interests of other Members.

         1.3.3 It is understood and agreed that so long as Hospital or any other affiliate of Catholic Healthcare West has an Interest in the Company, the Company's facilities, including the Imaging Operation, and any part thereof will be used only consistent with the Ethical and Religious Directives for Catholic Facilities as promulgated from time to time by the National Conference of Catholic Bishops.

         1.3.4 The Company, in public announcements, publications, and other settings, will use best efforts to be sensitive to the public identity of the Imaging Operation given the public and legal association of the Imaging Operation with Hospital as a Catholic health care facility (for example, care will be taken that the Catholic Community is not offended by promotional materials, etc.).

         1.3.5 Company policies and procedures will reflect both ethical practices and compassion in dealing with those served, particularly in business and financial matters.

         1.3.6 The Imaging Operation shall provide services to Medicare and Medicaid patients (to the extent that applicable rates, including negotiated payment rates, are reasonable

                                       4

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based on the historic rates for such services), and shall provide reasonable levels of charity care based on both historical and actual need, particularly considering the levels of charity outpatient imaging services provided by the outpatient imaging service at St. Rose Dominican Hospital prior to the commencement of this Agreement.

                                   ARTICLE II
                        MEMBERS AND MEMBERSHIP INTERESTS

2.1      NAMES AND ADDRESSES OF THE MEMBERS; OFFICE.

         2.1.1 Members, their initial Capital Contributions to the Company, and their respective Percentage Interests in the Company are set forth on Exhibit A attached hereto.

         2.1.2 The Company shall at all times maintain a place of business located within the State of Nevada.

2.2      [INTENTIONALLY DELETED.]

2.3      [INTENTIONALLY DELETED.]

2.4      SHARES OF MEMBERSHIP INTERESTS.

         The aggregate Interests may be divided into Shares, each Share to represent such amount of Capital Contribution as the Members shall unanimously determine.

2.5      CERTIFICATES FOR MEMBERSHIP INTERESTS.

         The Shares of a Member or the Member's Interests in the Company may be represented by a Certificate of Membership. The exact contents of a Certificate of Membership shall be as the Members shall unanimously determine.

2.6      INITIAL CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS.

         2.6.1 The Members shall make initial Capital Contributions, and obtain their respective initial Capital Accounts, as follows:

               2.6.1.1 Hospital shall execute an Assignment and Assumption Agreement in the form Exhibit B attached hereto (the "Hospital Assignment") by which, among other matters,
                        (1) Hospital will assign and transfer to the Company specified "Transferred Assets" (as therein defined) used in connection with the operation of the outpatient imaging operations of Hospital, and (2) the Company will take subject to or assume certain obligations of Hospital in connection with such Transferred Assets; and each Member agrees that such Hospital Assignment will have a net fair market value of $621,573 consistent with an independent appraisal from Valuation Counselors.

                                       5

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               2.6.1.2  InSight shall, concurrently with Hospital's execution of the Hospital Assignment, execute (i) a Credit and Security Agreement under which InSight loans funds to Company without recourse to the Members, and (ii) a Management Services Agreement under which InSight provides, on a non-exclusive basis, the benefits of IRIS related hardware and software without compensation thereunder; and each Member agrees that the benefits of such Agreements for Company will have a net fair market value of $352,892, consistent with an independent appraisal from Valuation Counselors.

               2.6.1.3 RAN shall, concurrently with Hospital's execution of the Hospital Assignment, make a cash payment to Company in the amount of $243,616.

               2.6.1.4 Immediately following the receipt of the contributions outlined in Section 2.6.1.1 through 2.6.1.3, above, the cash contribution received by Company pursuant to
                        Section 2.6.1.3 shall be distributed as a return of capital as follows: Company shall distribute $134,341 to Hospital and $109,276 to Insight.

               2.6.1.5 Each Member understands and agrees that following the contributions and distributions outlined in Sections
                        2.6.1.1 through 2.6.1.4, above, the respective interests of the Members in the Company shall be Hospital (50%), InSight (25%), and RAN (25%).

         2.6.2 The initial Capital Contribution of each Member as set forth in Section 2.6.1 shall also be set forth on Exhibit A attached hereto. No interest shall be paid on any Capital Contribution.

         2.6.3 A Capital Account shall be established and maintained on behalf of each Member, including any additional or substituted Member who shall hereafter receive an Interest in the Company. The Capital Account of each Member shall consist of (i) the amount of cash such Member has contributed to the Company, plus (ii) the agreed fair market value of any property such Member has contributed to the Company, net of any liabilities assumed by the Company or to which such property is subject, plus (iii) the amount of profits or income (including tax-exempt income) allocated to such Member, less (iv) the amount of losses and deductions allocated to such Member, less (v) the amount of all dash distributed to such Member, less (vi) the fair market value of any property distributed to such Member, net of any liability assumed by such Member or to which such property is subject, less (vii) such Member's share of any other expenditures which are not deductible by the Company for federal income tax purposes or which are not allowable as additions to the basis of Company property, and (viii) be subject to such other adjustments as may be required under the Code. The Capital Account of a Member shall not be affected by any adjustments to basis made pursuant to Section 743 of the Code but shall be adjusted with respect to adjustments to basis made pursuant to Section 734 of the Code to the extent provided in Treasury Regulation Section 1.7041(b)(2)(iv)(m).

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         2.6.4    No Member shall have the right to withdraw its Capital Account or to demand and receive property of the Company or any distribution in return for its Capital Contribution, except as may be specifically provided in this Agreement or required by law.

         2.6.5 Subject to the provisions of Article IX, a Member may rightfully demand the return of its Capital Account (i) on the dissolution of the Company, or (ii) as may otherwise be provided in the Act. A Member shall have only the right to demand and receive cash in return for the Member's Capital Account.

         2.6.6 Except as is specifically provided otherwise in this Agreement or in the Act, no Member shall have any liability or obligation to restore a negative or deficit balance in such Member's Capital Account.

2.7      NEED FOR AND CONTRIBUTION OF ADDITIONAL CAPITAL AND/OR LOANS.

         2.7.1 InSight shall, concurrently with the execution hereof, enter into a Credit and Security Agreement with the Company under which the Company will have access to certain loans, from InSight (collectively "Insight Loans"). In lieu of or in addition to the loans from InSight, the Company may obtain loans from any other Entity, including a Member or an Affiliate of a Member, on such terms as the Managers determine.

         2.7.2 If the Net Working Capital of the Company should fall below the Net Working Capital Reserve Threshold, as determined by InSight in accordance with Exhibit F hereto, then the Members shall make additional cash capital contributions in the amount of such difference ("Additional Capital") to the Company in proportion to their Percentage Interests within ten days after written notice from InSight to the Members. Any Member may challenge InSight's determination that the Company requires Additional Capital hereunder in accordance with the dispute resolution provisions of Section 10.21 hereof, but only after it shall have first timely contributed such Additional Capital. If such challenge is successful, then the Members shall be entitled to receive back that portion of the Additional Capital as approved by the arbitrator.

         2.7.3 In the event the total amount of Additional Capital in the aggregate exceeds $850,000.00 (the "Contribution Threshold"), then each Member shall have the right to redeem its Interest in the Company in accordance with the Buyout Provisions set forth in Section 7.6.3. If all Members elect to redeem their respective Interests in the Company pursuant to this Section, then such action shall be deemed an approval by the Members to dissolve the Company in accordance with Article IX.

2.8      FAILURE TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS.

         Except as otherwise provided in Section 2.7.3, if a Member does not timely contribute capital when required, that Member shall be in default under this Agreement. In such event, any nondefaulting Member may send the defaulting Member written notice of such default, giving it ten (10) days from the date such notice is given to contribute the entire amount required. If the defaulting Member does not make the required contribution to the Company within said ten
(10) day period, the nondefaulting Members may, in their sole discretion, agree to elect any one or more of the following remedies:

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         2.8.1    The nondefaulting Members may elect to advance funds to the
Company to cover those amounts which the defaulting Member(s) fail to contribute in such proportions as the other Members shall determine. Any such amounts which a Member may advance to the Company on behalf of a defaulting Member shall become a loan due and owing from the defaulting Member to the advancing Member and bear interest at the rate of the lesser of (i) the "Prime Rate" as reported from time to time in the Wall Street Journal, plus two (2) percentage points, or
(ii) the maximum amount permitted by applicable law, and shall provide for payments of interest on at least a monthly basis. All cash distributions that would otherwise be made to the defaulting Member under this Agreement shall instead be paid to the advancing Member until such advances and interest thereon are paid in full. In any event, any such advances shall be evidenced by a promissory note in the form of Exhibit H and be due and payable by the defaulting Member one (1) year from the date that such advance was made. Any amounts repaid shall first be applied to interest and thereafter to principal. Effective upon a Member becoming a defaulting Member, each defaulting Member grants to the advancing Member a security interest in the defaulting Member's Interest to secure its obligation to repay such advances and agrees to execute and deliver a promissory note as described herein together with a pledge agreement in the form of Exhibit I and such UCC1 financing statements and assignments, of certificates of membership (or other documents of transfer) as the advancing Member may reasonably request.

         2.8.2 The nondefaulting Members may elect to make a capital contribution or capital contributions that includes the amount of the capital contribution that was required but not made by the defaulting Member, in such proportions as the other Members shall determine, and the respective Percentage Interests of the Members shall be adjusted, in which event each Member's Percentage Interest shall be a fraction, the numerator of which represents the amount of such Member's Capital Account and the denominator of which represents the sum of all Members' Capital Accounts.

         2.8.3 The nondefaulting Members may elect to dissolve the company, in which event the Company shall be wound up, liquidated and terminated pursuant to Article IX hereof.

         2.8.4 The nondefaulting Members may elect to have the Company purchase the Interest of the defaulting Member for a purchase price equal to the defaulting Member's Pro Rata Part in the Company multiplied by the "Company Value" as defined under Section 7.7. Payment of such purchase price shall be on the same basis as set forth in Section 7.6.3.2.

         Each Member acknowledges and agrees that the remedies described in this
Section 2.8 bear a reasonable relationship to the damages which the Members estimate may be suffered by the Company by reason of the failure of a defaulting Member to make an additional Capital Contribution, and the election of any or all of the above-described remedies is not unreasonable under the circumstances existing as of the date hereof. The election of the nondefaulting Members to pursue any remedy provided in this Section 2.8 shall not be a waiver or limitation of the Company's right to pursue an additional or different remedy available hereunder or at law or equity with respect to any subsequent default.

2.9      ADMISSION OF ADDITIONAL MEMBERS.

         The Members may admit to the Company Additional Member(s) who will participate in the profits, Losses, available cash flow and other rights of a Member on such terms as are determined by the Members. Admission of any such Additional Member(s) shall require the consent of Members who own at least 80% of all outstanding Percentage Interests, and such Additional Members shall be allocated gain, loss, income or expense by such method as may be provided in this Agreement, and if no method is specified, then as may be permitted by
Section 706(d) of the Code.

2.10     NO MEMBER RESPONSIBLE FOR OTHER MEMBER'S COMMITMENT.

         In the event that any Member (or any of such Member's shareholders, partners, members, owners, or Affiliates) (collectively, the "Liable Member") has incurred any indebtedness or obligation prior to the date hereof that relates to or otherwise affects the Company, neither the Company nor any other Member shall have any liability or responsibility for or with respect to such indebtedness or obligation unless such indebtedness or obligation is assumed by the Company pursuant to a written instrument signed by the Managers or their authorized delegee. Furthermore, neither the Company nor any Member shall be responsible for any indebtedness or obligation that is hereafter incurred by any Liable Member. In the event that a Liable Member, whether prior to or after the date hereof, incurs (or has incurred) any debt or obligation that neither the Company nor any of the other Members is to have any responsibility or liability for, the Liable Member shall indemnify and hold harmless the Company and the other Members from any liability or obligation they may incur in respect thereof.

2.11     LIMITATIONS ON REFERRALS.

         Hospital intends to continue to own and operate its own inpatient and outpatient imaging units at its hospital facilities, and will take no actions, financial or otherwise, to induce members of its medical staffs or its employees to refer patients to the Imaging Operation. To the extent that Company or any Member tracks physician referrals to the Imaging Operation, no such tracking information shall be shared, directly or indirectly, with Hospital.

                                   ARTICLE III
                    ALLOCATIONS; DISTRIBUTIONS; AND INTERESTS

3.1      ALLOCATION OF NET INCOME AND NET LOSS.

         3.1.1 Except is may be expressly provided otherwise in this Article III, and subject to the provisions of Sections 704(b) and 704(c) of the Code, the Net Income or Net Loss of the Company for each fiscal year of the Company shall be allocated among the Members in accordance with their respective Percentage Interests. The parties hereto understand and agree that, due to the application of Section 704(b) of the Code, it is possible that the Net Loss of the Company (or items of loss of the Company) that would otherwise have been allocated to the Members in accordance with their respective Percentage Interests will instead be allocated in a disproportionate manner (each such disproportionate allocation to a Member being referred to herein as a "Disproportionate Loss Allocation" and collectively as the "Disproportionate Loss Allocations"). In that event, the Members intend, to the extent possible, that all such

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Disproportionate Loss Allocations will, over the term of the Company, be offset with other allocations pursuant to Section 3.1.2 or 3.1.3 hereof, or with special allocations of other items of the Company's income, gain, loss, or deduction pursuant to this Section 3.1.1. Accordingly, the Managers are hereby authorized and directed to make offsetting allocations of the Company's income, gain, loss or deduction under this Section 3.1.1 in whatever manner the Managers determine is appropriate so that, after such offsetting special allocations are made, the Capital Accounts of the Members are, to the extent possible, equal to the Capital Accounts each would have had if the Disproportionate Loss Allocations had not been made.

         3.1.2 In the event any Member has a deficit balance in the Member's Capital Account at the end of any fiscal year which is in excess of the sum of
(i) the amount such Member is obligated to restore pursuant to this Agreement, and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specifically allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such excess as quickly as possible, provided that the Company's subsequent income, gain, losses, deductions and credits shall be allocated among the Members so as to achieve as nearly as possible the results that would have been achieved if this Section 3.1.2 had not been in this Agreement, except that no allocation shall be made which would violate the provisions or purposes of such Treasury Regulation.

         3.1.3 Notwithstanding any other provision of this Agreement, if a Member unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(D)(4), (5) or (6) which gives rise to a deficit balance in the Member's Capital Account, such Member shall be allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible, provided that the Company's subsequent income, gain, losses, deduction and credits shall be allocated among the Members so as to achieve as nearly as possible the results that would have been achieved if this Section 3.1.3 had not been in this Agreement, except that no allocation shall be made which would violate the provisions or purposes of such Treasury Regulation.

         3.1.4 "Net Income" and "Net Loss" shall mean, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (1) Any income that is exempt from federal income tax shall be added to the Company's gross income;

               (2) Any expenditure of the Company described in Code Section 705(a)(2)(B) (or treated by Treasury Regulations as if described in that section) shall be treated as a deduction of the Company;

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               (3)      Gain or loss from any disposition of Company property
shall be computed with reference to the book value of the property if its book value differs from its adjusted tax basis;

               (4) If the book value of any Company property differs from its adjusted tax basis, depreciation, amortization, or other cost recovery deductions with respect to the property shall be computed with reference to the book value;

               (5)      Any tax liens which are specially allocated pursuant to
Section 3.2 hereof shall not be taken into account in computing Net Income or Net Loss for purposes of Section 3.1.1; and

               (6) Any other adjustments which the Managers determine are necessary to comply with Treasury Regulations Section 1.704-1(b).

         3.1.5 If any asset of the Company is to be distributed in kind to one or more Members (including upon dissolution of the Company), such asset shall be valued at its fair market value (taking Code section 7701(g) into account) on the date of distribution, and the Capital Accounts shall be adjusted to reflect the manner in which the unrealized income, gain, loss, or deduction inherent in such asset (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such asset at its fair market value on the date of distribution.

3.2      TAX ALLOCATIONS.

         Except as otherwise provided in the next sentence of this Section 3.2, all items of Company taxable income, gain, loss and deduction shall be allocated among the Members consistent with the allocations of Net Income and Net Loss under Section 3.1.1. If any property of the Company is reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, with respect to such property, shall be determined and allocated among the Members, solely for tax purposes, so as to take account of the variation between the adjusted tax basis and the book value of such property in any manner selected by the Managers and permitted under Section 704(c) of the Code and applicable Treasury Regulations.

3.3      DISTRIBUTION OF AVAILABLE CASH.

         Periodically, but not less frequently than at the end of each fiscal year, the Available Cash of the Company, if any, shall be distributed to the Members in accordance with their respective Percentage Interests. For any fiscal year, Available Cash of the Company need not be distributed to the extent that such cash is required for a working capital reserve for the Company, the amount of such working capital reserve to be determined by the Managers.

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3.4      ALLOCATION OF INCOME AND LOSS AND DISTRIBUTIONS IN RESPECT OF INTERESTS
         TRANSFERRED.

         3.4.1 If any Interest in the Company is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any fiscal year of the Company, each item of income, gain, loss, deduction or credit of the Company for such fiscal year shall be assigned pro rata to each day in the particular period of such fiscal year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon Section 3.1.1 at the close of such day. For the purpose of accounting convenience and simplicity, the Company may treat a transfer of, or an increase or decrease in, an Interest in the Company which occurs at any time during a semimonthly period (commencing with the semimonthly period including the date hereof) as having been consummated on the first day of such semimonthly period, regardless of when during such semimonthly period such transfer, increase, or decrease actually occurs (i.e., sales and dispositions made during the first fifteen (15) days of any month will be deemed to have been made on the 16th day of the month).

         3.4.2 Distributions of Company assets in respect of an Interest in the Company shall be made only to the Members who, according to the books and records of the Company, are the holders of record of the Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Member shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or the Member has knowledge or notice of any transfer or purported transfer of ownership of an Interest in the Company which has not been approved in accordance with this Agreement or otherwise by unanimous vote of the Members. Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Interests in the Company as of the date such sale or other disposition occurs.

                                   ARTICLE IV
                             ACCOUNTING AND RECORDS

4.1      RECORDS AND ACCOUNTING.

         The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company's business. The Company, on an annual basis, shall arrange for an outside financial review of the Company's business and its books and records. The fiscal year of the Company for financial reporting and for federal income tax purposes shall commence on July 1 and end on June 30 of each year.

4.2      ACCESS TO ACCOUNTING RECORDS.

         All books and records of the Company shall be maintained at the office of the Tax Matters Manager (as defined in Section 8.3 hereof); provided, however, that the Tax Matters

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Manager shall respond to any reasonable request for a copy of such books and records by a Member or its duly authorized representative within five (5) working days, unless a sooner date is required by any federal, state or local law, regulation or order. Each Member, and its duly authorized representative, shall have access to such books and records at such office of the Tax Matters Manager and the right to inspect and copy them during normal business hours.

4.3      ANNUAL REPORT AND TAX INFORMATION.

         The Managers shall use their best efforts to cause the Company to deliver to each Member within ninety (90) days after the end of each fiscal year all information necessary for the preparation of such Member's federal income tax return. The Managers shall also use their best efforts to cause the Company to prepare, within one hundred and twenty (120) days after the end of each fiscal year, a financial report of the Company for such fiscal year containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of sources and applications of funds; and a statement of reconciliation of the Capital Accounts of the Members.

4.4      ACCOUNTING DECISIONS.

         All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Managers may rely upon the advice of their accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

4.5      FEDERA1 INCOME TAX ELECTIONS.

         The Company may make all elections for federal income tax purposes, including, but not limited to, the following:

         4.5.1 To the extent permitted by applicable law and regulations, to elect to use an accelerated depreciation method on my depreciable unit of the assets of the Company; and

         4.5.2 In case of a transfer of all or part of the Company Interest of any Member, to elect, pursuant to Sections 734, 743, and 754 of the Code, to adjust the basis of the assets of the Company.

                                    ARTICLE V
                                RIGHTS OF MEMBERS

5.1      RIGHT OF MEMBERS.

         Except as otherwise provided herein, a Majority in Interest of the Members shall have the right to approve all actions of the Company required to be approved by Members in accordance with the Act, the Articles, or this Agreement, except that the following acts require the approval of Members entitled to vote who own at least eighty percent (80%) of the Percentage Interests of all Members entitled to vote as stated in the records of the Company.

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         5.1.1    Approval or disapproval of the issuance of Shares for sale to then-existing Members or new subscribers in accordance with the provisions set forth in this Agreement;

         5.1.2 Approval of a merger of the Company, or the sale, exchange or other disposition of all or substantially all of the Company's assets, when such merger, sale, exchange or other disposition is, or is part of, a single transaction or plan;

         5.1.3 Dissolution of the Company, except as otherwise specifically authorized under this Agreement;

         5.1.4    Amendment of the Articles or this Agreement; and

         5.1.5 Sale, transfer, assignment, pledge, hypothecation or other disposition of a Member's Interest, and the admission of additional Member(s) or Substitute Member(s), except as otherwise specifically authorized under this Agreement.

5.2      WAIVER OF PARTITION.

         Each Member, on behalf of such Member, its successors and its assigns, hereby waives any rights to have any Company property partitioned.

5.3      WITHDRAWAL.

         Except as otherwise explicitly provided herein, a Member may not withdraw from the Company without the, consent of a Majority in Interest of the remaining Members. Further, unless specifically authorized by a Majority in Interest of the remaining Members, a Member may not withdraw unless the Member has contributed the full amount of money or other consideration which constitutes the Member's Capital Contribution as set forth on Exhibit A attached hereto. The Company may recover damages for breach of this Section 5.3 and may offset the Company's damages against any amount owed to a Member.

5.4      REIMBURSEMENT OF EXPENSES.

         Each Member shall be entitled to reimbursement from the Company of all expenses of the Company reasonably incurred and paid by such Member on behalf of the Company. Any question as to whether a Member is entitled to reimbursement of expenses under this Section 5.4 shall be determined by the Managers.

5.5      ORGANIZATION EXPENSES.

         Each Member will bear its respective costs, charges and expenses incurred in connection with the organization of the Company (including the development and negotiation of this Agreement), including, but not limited to, the fees of its legal counsel, consultants and accountants. The Company shall pay all Company expenses incurred in the organization of the Company, as determined by the Managers.

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5.6      OBLIGATIONS OF MEMBERS TO COMPANY.

         Except as otherwise explicitly provided herein, the Members shall take all actions with respect to Company in accordance with their fiduciary obligations under applicable law.

                                   ARTICLE VI
                               MEETINGS OF MEMBERS

6.1      SPECIAL MEETINGS.

         Special Meetings of the Members may be called by the Managers. Special meetings of the Members shall be called upon delivery to the Members of notice of a special meeting of the Members given in accordance with Section 6.2 signed and dated by the Managers or the authorized delegee.

6.2      NOTICE OF MEETINGS.

         The Company shall deliver or mail written notice stating the date, time, and place of any Members meeting and, in the case of a special Members meeting or when otherwise required by law, a description of the purposes for which the meeting is called, to each Member of record entitled to vote at the meeting, at such address as appears in the records of the Company and at least two (2), but no more than thirty (30), days before the date of the meeting.

6.3      WAIVER OF NOTICE.

         A Member may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Company for inclusion in the minutes. A Member's attendance at any meeting, in person or by proxy (a) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

6.4      VOTING BY PROXY.

         A Member hay appoint a proxy to vote or otherwise act for the Member pursuant to a written appointment form executed by the Member or the Member's duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the officer or agent of the Company authorized to tabulate votes. A proxy appointment is valid for eleven (11) months unless otherwise expressly stated in the appointment form.

6.5      ACTION BY CONSENT.

         Any action required or permitted to be taken at a Members' meeting may be taken without a meeting if the action is taken by all the Members entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by

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all of the Members entitled to vote on the action, and delivered to the Company for inclusion in the minutes.

6.6      PRESENCE.

         Any or all Members may participate in any annual or special Members' meeting by, or through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting. A Member so participating is deemed to be present in person at the meeting.

6.7      CONDUCT OF MEETINGS.

         At any Members' meeting, the Managers shall appoint a person to preside at the meeting and shall appoint a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute books of the Company. In the event that noticed matters are not resolved at a Members' meeting, the Members shall, at the request of any Member, schedule a subsequent meeting with no more than thirty (30) days, and each Member shall use good faith, best efforts to taka all necessary action to be able to resolve such matters at the subsequent meeting.

                                   ARTICLE VII
                               CHANGES IN MEMBERS

7.1      DISSOLUTION OR BANKRUPTCY OF MEMBER.

         As contemplated in the Articles, upon the resignation, expulsion, Bankruptcy or dissolution of a Member, or the occurrence of any other event which terminates the continued membership of a Member, the Company shall, except as otherwise explicitly provided herein, be immediately dissolved (a "Dissolution Event"), unless a Majority in Interest of the remaining Member(s) consent to the continuation of the business of the Company within ninety (90) days of the Dissolution Event.

7.2      RESTRICTION ON TRANSFER AND ASSIGNMENT OF MEMBERS' INTEREST.

         No Member shall be entitled to assign, convey, sell, encumber or in any way alienate all or any part of its Interest in the Company and as a Member except in accordance with Section 5.1 hereof, and any purported assignment, conveyance, sale, encumbrance or obligation shall be null and void.

7.3      FURTHER RESTRICTIONS ON TRANSFER.

         In addition to the restrictions set forth in Section 7.2, no Member shall assign, convey, sell, encumber or in any way alienate all or any part of its Interest in the Company: (i) without registration under applicable federal and state securities laws, or unless it delivers an opinion of counsel satisfactorily to the Company that registration under such laws is not required; or (ii) if the Interest to be sold or exchanged, when added to the total of all other Interests sold or exchanged in the preceding twelve (12) consecutive months prior thereto, would result in the termination of the Company for tax purposes under Section 708 of the Code.

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7.4      SUBSTITUTE MEMBERS.

         A transferee shall have the right to become a Substitute Member if (i) the requirements of Sections 7.2 and 7.3 hereof are met, (ii) such person executes an instrument satisfactory to the remaining Members accepting and adopting the terms and provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with its admission as a Substitute Member.

7.5      EFFECT OF TRANSFER.

         Any permitted transfer of all or any portion of a Member's Interest in the Company will take effect on the first day of the month following receipt by the Member of written notice of transfer. Any transferee of an Interest in the Company shall take subject to the restrictions on transfer imposed by this Agreement.

7.6      BUYOUT PROVISIONS.

         7.6.1    RAN

               7.6.1.1 RAN and Hospital are parties to an agreement regarding the provision of professional radiology services at the general acute care hospital located at 102 East Lake Mead Drive, Henderson, Nevada, and intend to enter into a substantially similar agreement regarding the provision of professional radiology services at the general acute care hospital to be located at 2929 West Lake Mead Drive, Henderson, Nevada (collectively, the "HPSAs"), and, approximately concurrently herewith, RAN will be entering into a Professional Services Agreement with the Company (the "PSA"). If at any time while RAN has an Interest in the Company either HPSA expires without renewal, as defined below, or is terminated by Hospital without cause, or is terminated by RAN based on the material breach of an HPSA by Hospital, or the PSA expires without renewal, as defined below, or is terminated by the Company without cause, or is terminated by RAN under Section 3.2.3 of the PSA [material breach by Company], the Company shall have the right to repurchase and RAN shall have the right to require the Company to repurchase all, but not less than all, of RAN's Interest in the Company for a purchase price (the ("Buyout Price") equal to RAN's Pro Rata Part in the Company multiplied by the "Company Value" as determined under Section 7.7 set forth below. Either party shall exercise its right, if at all, by delivery of written notice to the other party exercising such right not later than ninety (90) days after the effective date of expiration or termination (as the case may be) of either HPSA or the PSA, as applicable. As promptly as possible thereafter, the Buyout Price shall be determined and the Company's purchase of RAN's Interest consummated. An agreement shall not be considered to "expire without renewal" under this
                        Section 7.6.1.1 if the parties to the agreement continue the relationship

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                        established by the agreement following the natural
                        expiration of the agreement while said parties negotiate a renewal or replacement arrangement.

               7.6.1.2 If, on the other hand, either HPSA or the PSA is terminated on a basis other than as enumerated in
                        Section 7.6.1.1, the Company shall have the right (but not the obligation) to repurchase all, but not less than all, of RAN's Interest in the Company for a Buyout Price equal to RAN's Pro Rata Part in the Company multiplied by the Company's net book value (net of liabilities), determined by the Company's accountants in accordance with generally accepted accounting principles consistently applied; provided, however, that in no event shall the Buyout Price exceed the fair market value of RAN's Interest on the date of repurchase. The Company shall exercise its purchase right, if at all, by delivery of written notice to RAN exercising such right not later than ninety (90) days after the effective date of termination of either HPSA or PSA, as applicable. As promptly as possible thereafter, the Buyout Price shall be determined and the Company's purchase of RAN's Interest consummated.

               7.6.1.3 In either of the foregoing cases, the Company shall pay the Buyout Price under this Section 7.6.1 to RAN in five
                        (5) equal annual installments of principal and interest, commencing on the first anniversary of the closing of the Company's purchase of RAN'S Interest and continuing on each succeeding anniversary date until fully paid. All unpaid installments of the Buyout Price shall bear interest at the lesser of (i) the maximum rate permitted at law, or (ii) the annual rate equal to the "Prime Rate" as reported from time to time in the Wall Street Journal, plus two (2) percentage points.

               7.6.1.4  If RAN's Interest is purchased pursuant to Section
                        7.6.1.2 (as opposed to Section 7.6.1.1), for the entire five (5) year period immediately following the closing of the Company's purchase of RAN's Interest, neither RAN nor any of its shareholders, directors, employees, agents or Affiliates shall establish, operate and/or participate in, engage in or otherwise carry on, either individually or as a member of a partnership, or as a shareholder, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, partnership or corporation, any business or operation offering imaging services located within the Service Area of the Company as more specifically set forth in Exhibit E (the "Service Area"). The parties agree that this Section 7.6.1.4 is not intended and shall not be construed to prohibit arrangements where the covered entities are solely providing professional radiology services. The parties further agree that if any restriction contained in this paragraph is held by any court to be unenforceable or unreasonable, the maximum lesser restriction, both as

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                        to time and place, shall be severable therefrom and be
                        enforced in its place.

         7.6.2    MANAGEMENT SERVICES AGREEMENT

               7.6.2.1 Approximately concurrently herewith, InSight will be entering into a Management Services Agreement with the Company (the "Management Agreement"). If the Management Agreement expires without renewal, or is terminated on a basis other than as enumerated in Section 7.6.2.2, InSight shall have the right to require the Company to repurchase all, but not loss than all, of InSight's Interest in the Company for a purchase price (the "Buyout Price") equal to InSight's Pro Rata Part in the Company multiplied by the "Company Value" as determined in accordance with Section 7.7, below. InSight shall exercise its right, if at all, by delivery of written notice to Company exercising such right not later than thirty (30) days after the effective date of expiration or termination (as the case may be) of the Management Agreement. As promptly as possible thereafter, the Buyout Price shall be determined and the Company's purchase of InSight's Interest consummated.

               7.6.2.2 If, on the other hand, the Management Agreement is terminated by the Company under Sections 5.2.1, and
                        5.2.3 of the Management Agreement [insolvency of InSight or material breach by Insight], or by InSight without authorization under the Management Agreement, the Company shall have the right (but not the obligation) to repurchase all, but not less than all, of InSight's Interest in the Company for a Buyout Price equal to InSight's Pro Rata Part in the Company multiplied by the Company's net book value (net of liabilities), determined by the Company's accountants in accordance with generally accepted accounting principles consistently applied; provided, however, that in no event shall the Buyout Price exceed the fair market value of InSight's Interest on the date of repurchase. The Company shall exercise its purchase right, if at all, by delivery of written notice to Insight exercising such right not later than thirty (30) days after the effective date of termination of the Management Agreement. As promptly as possible thereafter, the Buyout Price shall be determined and the Company's purchase of InSight's Interest consummated.

               7.6.2.3 In either of the foregoing cases, the Company shall pay the Buyout Price under this Section 7.6.2 to InSight in five (5) equal annual installments of principal and interest, commencing on the first anniversary of the closing of the Company's purchase of InSight's Interest and continuing on each succeeding anniversary date until fully paid. All unpaid installments of such amounts shall bear interest at the lesser of (i) the maximum rate permitted at law, or (ii) the annual rate

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                        equal to the "Prime Rate" as reported from time to time
                        in the Wall Street Journal, plus two (2) percentage paints.

               7.6.2.4  If InSight's Interest is purchased pursuant to Section
                        7.6.2.2 (as opposed to Section 7.6.2.1), for the entire five (5) year period immediately following the closing of the Company's purchase of Insight's Interest, neither Insight nor any of its Affiliates shall establish, operate and/or participate in, engage in or otherwise carry on, either individually or as a member of a partnership, or as a shareholder, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, partnership or corporation, any business or operation offering imaging services located within the Service Area of the Company as more specifically set forth in Exhibit E (the "Service Area"), except as specifically permitted under Exhibit
                        E. The parties agree that if any restriction contained in this paragraph is held by any court to be unenforceable or unreasonable, the maximum lesser restriction, both as to time and place, shall be severable therefrom and be enforced in its place.

         7.6.3    CONTRIBUTION THRESHOLD

               7.6.3.1 If the Contribution Threshold has been exceeded, then each Member shall have the right (but not the obligation) to require the Company to repurchase all, but not less than all, of such Member's Pro Rata Part in the Company multiplied by the "Company Value" as determined under Section 7.7. Each Member shall exercise its right, if at all, by delivery of written notice to the Company and the other Members exercising such right not later than thirty (30) days after the Contribution Threshold has been exceeded. As promptly as possible thereafter, the Buyout Price shall be determined and the Company's purchase of such Member's Interest consummated; provided, however, if all Members elect to have their Interests repurchased the Company shall instead be dissolved.

               7.6.3.2  The Company shall pay the Buyout Price under this
                        Section 7.6.3 to such Member in five (5) equal annual installments of principal and interest, commencing on the first anniversary of the closing of the Company's purchase of such Member's Interest and continuing on each succeeding anniversary date until fully paid. All unpaid installments of such amounts shall bear interest at the lesser of (i) the maximum rate permitted at law, and (ii) the annual rate equal to the "Prime Rate" as reported form time to time in the Wall Street Journal, plus two (2) percentage points.

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7.7      COMPANY VALUE.

         7.7.1 In connection with any calculation of Company Value hereunder as of any date up to and including the third anniversary of this Agreement, the Company Value shall be the aggregate Capital Contributions to the Company reduced by the aggregate distributions to Members pursuant to Section 3.3 or otherwise, and, notwithstanding anything to the contrary herein, any Member's Pro Rata Part of the Company Value shall be equal to the value of that Member's Capital Contribution reduced by the aggregate distributions to that Member pursuant to Section 3.3 or otherwise. In connection with any calculation of Company Value hereunder as of any date following the third anniversary of this Agreement, the Company Value shall, subject to Section 7.7.2, be an amount equal to (i) four multiplied by Company's aggregate earnings before interest, taxes and depreciation and amortization ("EBITDA"), as calculated for Company's then last complete fiscal year ending as of or prior to the calculation date (the "Calculation Year"), minus (ii) the aggregate of all liabilities and indebtedness of Company, or to which any Company property is subject, as of the calculation date. Company Value shall be calculated hereunder by Company's independent certified public accountants based on financial statements of Company for the Calculation Year, using generally accepted accounting principles consistently applied in the same manner as in prior years. Except as provided in
Section 7.7.2, the determination of Company Value by Company's independent public accountants shall be final and binding on all Members and Company.

         7.7.2 The Members agree that the Pro Rata Part of the Company Value as determined in accordance with Section 7.7.1, or a Buyout Price as determined in accordance with Section 7.6.1.2 or 7.6.2.2, shall not exceed the fair market value of the applicable Pro Rata Part of the Company. If any Member concludes in good faith that the Pro Rata Part of the Company Value as determined pursuant to
Section 7.7.1, or a Buyout Price as determined in accordance with Section
7.6.1.2 or 7.6.2.2, will likely be more than the fair market value of the applicable Pro Rata Part of Company with respect to any transaction hereunder, the Member may notify the other Members hereof within ten days of the noticing of the transaction at issue, and the Company Value or Buyout Price, as applicable, in connection with such transaction shall be the lower of the amount determined pursuant to Section 7.7.1, 7.6.1.2 or 7.6.2.2, as applicable, or this
Section 7.7.2. For purposes of this Section 7.7.2 and Section 9.3, the Pro Rata Part of the Company Value and Buyout Price (sometimes referred to collectively as the "Price" herein) shall be determined as follows:

               7.7.2.1 The Members shall first negotiate in good faith in an attempt to establish the Price.

               7.7.2.2 If the Members are unable to agree upon the Price, an appraisal process may be initiated by any Member (such Member being referred to herein as the "Initiating Member") by submitting a written notification to the other Members (such other Members being referred to herein as the "Responding Members") (i) stating its opinion as to the Price, and (ii) proposing the name of a person who shall act as the single appraiser.

               7.7.2.3 The Responding Members shall have thirty (30) business days in which to respond in a written answer (i) stating the Responding Members' opinion (or opinions) as to the Price, and (ii) either agreeing to the person proposed by the Initiating Member as the single appraiser or proposing the name (or names) of another person (or persons) who shall act as the single appraiser.

               7.7.2.4 If this response is not timely made by any Responding Member, or if the Responding Members agree with the person proposed as the single appraiser, then the person named by the Initiating Member shall serve as the appraiser.

               7.7.2.5 If any Responding Member submits a written answer rejecting the proposed appraiser, then, unless the Members are able to mutually agree upon a single person who shall act as the single appraiser, the persons designated by each of the Members (as referred to in Sections 7.7.2.2 and 7.7.2.3) shall, within five (5) business days thereafter, select a third person who shall act as the single appraiser. If for any reason they cannot timely agree on a third person, any Member may apply to the District Court for the County of Clark, State of Nevada, for the name of a neutral third party who shall be the appraiser.

               7.7.2.6 The appraiser so selected shall, within twenty (20) days of his designation hereunder, state his opinion as to the Price in writing, which opinion shall be final and binding upon all Members.

               7.7.2.7 Each of the Members shall bear a percentage of the costs of such appraisal equal to the Member's Percentage Interest hereunder, including without limitation the fees of the appraiser, and their own legal fees and expenses.

         7.7.3 The Members understand and agree that the valuations and repurchases contemplated by Sections 7.6 and 7.7 have been established solely for the purpose of creating a mechanism that transfers the Company's assets in a manner that avoids disputes between the Members and preserves the value of those assets. However, nothing herein is intended to limit the ability of the Company or any Members to seek damages that might otherwise be available in connection with the event causing the repurchase, and Sections 7.6 and 7.7 are specifically not intended to constitute an agreement regarding liquidated damages.

                                  ARTICLE VIII
                                    MANAGERS

8.1      MANAGERS.

         8.1.1 To the extent provided in Section 8.2, management of the Company's business shall be exclusively vested in a group of Managers (who shall collectively hereinafter be sometimes referred to as the Management Committee), all of whom, except as explicitly provided herein, shall be either a director, officer or other employee of a Member. The number of Managers shall be six (6). The Members hereby elect the natural persons, 18 years or older, identified on Exhibit D attached hereto to be the initial Managers of the business of the Company. Each Manager shall serve for a term of three (3) years and until the Manager's successor is duly elected and qualified. A Manager may be authorized by the Managers to sign agreements and other instruments on behalf of the Company without the signature of any other Manager.

         8.1.2 Hospital shall have the right to elect two (2) Managers; InSight shall have the right to elect two (2) Managers; and RAN shall have the right to elect two (2) Managers. The Managers designated by the same Member shall be required to take the same action in connection with any vote of the Managers. The vote of the two Managers designated by a Member shall be assigned the same Percentage Interest as the Member designating the Manager, and the Management Committee shall act by an affirmative vote of a Majority in Interest of the Managers, as defined hereinabove. The Managers shall meet from time to time as necessary to perform their functions hereunder. If the Managers are unable to resolve any issue at a meeting, the Managers shall, at the request of any Manager, schedule a subsequent meeting within no more than thirty (30) days, and each Manager shall use good faith, best efforts to take all necessary actions to be able to resolve such matters at the subsequent meeting.

         8.1.3 Managers shall not be personally liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any Member, other Manager, agent or employee of the Company. Each Manager shall perform its duties as a Manager in good faith, and, except as otherwise provided in Section 1.3.2, in a manner the Manager reasonably believes to be in the best interests of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager is not liable for any action taken as a Manager, or any failure to take any action, unless the Manager has breached or failed to perform the Manager's duties and the breach or failure to perform constitutes willful misconduct or recklessness

         8.1.4 In performing the Manager's duties, a Manager shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless the Manager has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

               8.1.4.1 one or more employees or other agents of the Company whom the Manager reasonably believes to be reliable and competent in the matters presented;

               8.1.4.2 any attorney, public accountant, or other person as to matters which the Manager reasonably believes to be within such person's professional or expert competence; or

               8.1.4.3 a committee upon which the Manager does not serve, duly designated in accordance with a provision of the Articles or this Agreement, as to matters within its designated authority, which committee the Manager reasonably believes to merit competence.

         8.1.5 In addition to their other general responsibilities, the Managers shall have the following specific responsibilities: (i) to approve the Company's annual strategic, capital and operating plans; and (ii) to review the Company's monthly financial performance.

8.2      POWERS OF THE MANAGERS.

         The Managers shall have the right and authority to take all actions which the Managers deem necessary, useful or appropriate for the management and conduct of the Company's business. Subject to the restrictions set forth in this
Section 8.2, the Managers may exercise all powers of the Company and do all such lawful acts and things as are not by the Articles, this Agreement or the Act, directed or required to be exercised or done by the Members. All instruments, contracts, agreements and documents providing for the acquisition, mortgage or disposition of property of the Company shall be valid and binding on the Company if executed by one or more Managers. All instruments, contracts, agreements and documents of whatsoever type executed on behalf of the Company shall be executed in the name of the Company by one or more Managers. The Managers understand and agree that they are fiduciaries of Company and, accordingly, they must take all actions hereunder in accordance with what is in the best interests of Company, unless otherwise explicitly authorized hereunder (e.g., Section 1.3), which obligations include, without limitation, a prohibition against the appropriation of a Company opportunity.

8.3      APPOINTMENT OF TAX MATTERS MANAGER.

         InSight is hereby designated as the Tax Matters Manager ("TMM"). The TMM shall save as such until a successor is duly elected by the Managers and qualified, or until the earlier withdrawal or retirement of the TMM, or removal by the Managers.

8.4      SALARIES.

         The Company shall not pay to any Manager a salary and/or bonus as compensation for services rendered to the Company. The Company shall not make any payment to any Member except in connection with those agreements entered into concurrently herewith, or as otherwise specifically approved by the Management Committee. The Company may pay to any other person a salary and/or bonus as compensation for services rendered to the Company if approved by the Management Committee.

8.5      REMOVAL OF MANAGERS.

         8.5.1 Subject to the provisions of the Act and subject to the satisfaction of the conditions specified in this Section 8.5, each Member may remove all or any lesser number of the Managers appointed by such Member, and only such Manager(s).

         8.5.2 Any removal of a Manager shall become effective when written notice thereof is given by the appointing Member unless a later effective date is specified in such notice. Such notice must be delivered to the Manager being removed, any remaining Managers and the Manager elected to replace the removed Manager. Should a Manager be removed who is also a Member, such removal shall not affect the Person's rights as a Member except as may otherwise be provided in the Act, the Articles or this Agreement.

8.6      RESIGNATION OF A MANAGER.

         A Manager may resign from his or her position as a Manager at any time by notice to the Members. Such resignation shall become effective when such notice is received, unless a delayed effective date is specified in such notice.

8.7      VACANCIES.

         In the event there is a vacancy, the Member whose appointee(s) created the vacancy shall fill the vacancy. A Manager chosen to fill a vacancy shall serve for the unexpired term of his or her predecessor and until his or her successor has been duly elected and qualified.

                                   ARTICLE IX
                                   TERMINATION

9.1      TERMINATION OF THE COMPANY.

         9.1.1 The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

               9.1.1.1 A determination by the Members pursuant to Section 5.1 that the Company should be dissolved;

               9.1.1.2 The occurrence of a Dissolution Event if the Company is not continued pursuant to Section 7.1;

               9.1.1.3  The occurrence of a Dissolution Event under Section 9.2;

               9.1.1.4 The expiration of the Company term as stated in its Articles; or

               9.1.1.5 At such earlier time as may be provided by applicable law.

         9.1.2 In settling accounts of the Company after dissolution, distributions in liquidation shall be made in the following order:

               9.1.2.1 To creditors, including Members, in the order of priority as provided by law;

               9.1.2.2 To Members of the Company in accordance with their positive Capital Account balances.

9.2      JEOPARDY EVENT.

         9.2.1 If any Member (the "Noticing Member") reasonably concludes, based on an advice letter from its legal counsel, and notifies the other Members, that any provision of this Agreement or its implementation (i) exposes such Member or such Member's Managers to substantial potential liabilities for violation of (a) any federal or state third-party reimbursement program, or (b) any federal or state law, or (ii) jeopardizes Hospital's (a) participation in the Medicare or Medicaid program; (b) income tax exemption under Section 501(c)(3) of the Code or (c) state or local tax exemptions, the Members shall meet and discuss corrective amendments to this Agreement as provided in Section 9.2.3.

         9.2.2 The Noticing Member shall give notice under Section 9.2.1 to the other Members, together with a copy of the referenced advice letter from legal counsel, setting forth the following information:

               9.2.2.1 The event(s) under Section 9.2.3, (the "Event(s)") giving rise to the notice;

               9.2.2.2  The consequences of the Event(s) as to the Noticing
                        Member;

               9.2.2.3  The Noticing Member's proposed amendment(s); and

               9.2.2.4 The Noticing Member's request for commencement of the Renegotiation Period (as defined below).

         9.2.3 In the event of notice under Section 9.2.2, the Members shall have thirty (30) days from the giving of such notice ("Renegotiation Period") within which to attempt to amend this Agreement in accordance with the Noticing Member's proposal or otherwise as the Members may agree. If this Agreement is not so amended within the Renegotiation Period, any Member may, within the following sixty (60) day period, require the dissolution of Company upon notice to the other Members. All advice letters from legal counsel presented by the Noticing Member hereunder, and any corresponding advice letters given by the other Member(s) in response, shall be deemed confidential and given solely for purposes of renegotiation and settlement of a potential dispute, and shall not be deemed disclosed so as to waive any privileges otherwise applicable to said advice letters.

         9.2.4 Each Member represents and warrants to the others that, to the best of its knowledge, upon the commencement of this Agreement, there exists no Event.

9.3      HOSPITAL PURCHASE UPON DISSOLUTION.

         Notwithstanding anything contained herein to the contrary, immediately prior to the dissolution and winding up of the Company, or in any event upon the expiration or termination for any reason of this Agreement, Hospital shall purchase all, but not less than all, of the other Members' Interests in the Company for a purchase price equal to each such Member's respective Pro Rata
Part in the Company multiplied by the Company Value as determined under Section hereof (without modification based on Section 7.7.1). As promptly as possible, the Company Value shall be determined and Hospital's purchase consummated. Hospital shall pay the purchase price to the other Members in five (5) equal annual installments of principal and interest, commencing on the first anniversary of the closing of Hospital's purchase and continuing on each succeeding anniversary date until fully paid. All unpaid installments of the purchase price shall bear interest at the lesser of the annual rate equal to the "Prime Rate" as reported from time to time in the Wall Street Journal, plus two
(2) percentage points, compounded monthly, or the maximum amount permitted by applicable law.

9.4      RESERVATION OF RIGHTS.

         The Members understand and agree that the valuations and transfers contemplated by this Article IX have been established solely for the purpose of creating a mechanism that transfers the Company's assets in a manner that avoids disputes between the Members and preserves the value of those assets. However, nothing in this Article IX is intended to limit the ability of any Member to seek damages that might otherwise be available in connection with the event causing the dissolution of the Company or otherwise, and this Article IX is specifically not intended to constitute an agreement among the Members regarding liquidated damages.

                                    ARTICLE X
                                     GENERAL

10.1     CONFIDENTIALITY.

         No Member shall, at any time, in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity (other than its Affiliates, directors, officers, employees and representatives), this Agreement or any component thereat except as may be required by law or as reasonably required in connection with Hospital's or its Affiliates' financing transactions.

10.2     CONFIDENTIAL INFORMATION AND TRADE SECRETS.

         Each Member recognizes that, due to the nature of this Agreement, Members may have access to information (which, may be in various media and forms) owned by another Member that is confidential and proprietary, as reasonably determined by the Member that is the source of the information ("Confidential Information"). Each Member acknowledges and agrees that all such Confidential Information constitutes confidential and proprietary information and trade secret property. Each Member will hold all Confidential Information in the strictest confidence and will not, without the prior written consent of the Member that is the original source of the Confidential Information, disclose it or allow it to be disclosed, directly or indirectly, other than to those persons or entities who are employed by or affiliated with the Company or Members for purposes contemplated hereunder, and each Member shall, in connection with any such disclosure, use reasonable efforts to ensure that the Confidential Information is not further disclosed. Each Member hereby waives any and all right, title and interest in and to the Confidential Information of the other Members and agrees to return, upon request, all copies of such Confidential Information to the Member that is the original source of the Confidential Information, upon either the dissolution of the Company or the acquisition of any Member's entire Interest in the Company. Each Member understands and agrees that this Agreement shall not apply to that Confidential Information that (i) becomes generally available to the public, without violation of any obligation of confidentiality by any Member, (ii) becomes available to any Member on a non-confidential basis, provided that such source is not known by the Member to be bound by a confidentiality agreement concerning the Confidential Information, or (iii) has been independently acquired or developed by any Member without violating any obligations under this Agreement

10.3     ADDITIONAL ASSURANCES.

         The provisions of this Agreement shall be self-operative and shall not require further agreement by the Members except as may be herein specifically provided to the contrary; provided, however, at the reasonable request of any Member, the other Member shall execute such additional instruments and take such additional acts as the requesting Member may reasonably deem necessary to effectuate this Agreement.

10.4     CONSENTS, APPROVALS AND DISCRETION.

         Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by any Member or any Member must or may exercise discretion, the Members agree that such consent or approval shall not be unreasonably delayed and such discretion shall be reasonably exercised.

10.5     CONSTRUCTION OF AGREEMENT.

         The provisions of this Agreement shall be construed and enforced in accordance with the internal laws of the State of Nevada. The Members agree that the terms and provisions of this Agreement embody their mutual intent and agreement and they are not to be construed more liberally in favor of, nor more strictly against, any party hereto.

10.6     ATTORNEYS' FEES.

         Should disputes arise between the Members to enforce any provision of this Agreement or otherwise with respect to the subject matter hereof, the unsuccessful party in such dispute shall pay to the successful party all costs and expenses, including reasonable attorneys' fees.

10.7     NOTICES.

         Any notice, demand, request or other communication required or permitted to be given hereunder shall be in writing and may be served personally, or by United States first class mail, postage prepaid, and addressed or delivered to the Members or the Company at the addresses set forth on the signature page hereof or by electronic facsimile to the Members or the Company at the numbers set forth on the signature page hereof (or at such other address or number as any Member or the Company may from time to time designate by notice in the manner provided in this Section 10.7 to the other Members and the Company). If delivered personally or by electronic facsimile, such notice shall be effective upon delivery and, if mailed, such notice shall be effective two days after it is placed in the mail.

10.8     BINDING ON SUCCESSORS IN INTEREST.

         Subject to the provisions of this Agreement relating to transferability, the provisions of this Agreement and obligations arising hereunder shall extend to and be binding upon and inure to the benefit of the permitted assigns and successors of each of the Members.

10.9     TERMS.

         Any reference to the Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

10.10    TITLE TO COMPANY PROPERTY.

         Legal title to all property of the Company shall be held and conveyed in the name of the Company.

10.11    RELIANCE ON AUTHORITY OF PERSON SIGNING AGREEMENT.

         In the event that a Member is not a natural person, neither the Company nor any other Member shall (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such Entity or to determine any fact of circumstance bearing upon the existence of the authority of such individual, or (b) be required to see to the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such Entity.

10.12    SEVERABILITY.

         If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect and the Members shall be bound thereby.

10.13    CAPTIONS.

         Any captions to or headings of the articles, sections, subsections, paragraphs, or subparagraphs of this Agreement are solely for the convenience of the Members, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

10.14    COUNTERPARTS.

         This Agreement may be executed in a number of counterparts, each of which executed counterparts shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

10.15    NO WAIVER.

         The failure or delay by any of the Members to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or consequent upon a breach hereof shall not constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude any of the Members from exercising any such right, power or remedy at any later time or times. Any waiver or consent given hereunder shall be effective only if given in writing and then only in the specific instances and for the specific purpose for which given.

10.16    REMEDIES; INJUNCTIVE RELIEF.

         Subject to Section 10.21, no right, power or remedy herein conferred upon or reserved to any of the Members is intended to be exclusive of any other right, power or remedy or remedies, and each and every right, power and remedy of any Member hereto pursuant to this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall to the extent permitted by law be cumulative and concurrent, and shall be in addition to every other right, power or remedy exercisable pursuant to this Agreement. The exercise or beginning of the exercise by any Member of any one or more of such rights, powers or remedies shall not preclude the simultaneous or other exercise by any Member hereto of any or all such other rights, powers or remedies. Notwithstanding Section 10.21, the Members acknowledge and agree that any breach of Sections 7.2, 7.3 and/or 10.2 of this Agreement would result in irreparable injury to the nonbreaching Member, for which damages would be inadequate and, therefore, in the event of such breach, the nonbreaching Member shall be entitled to have an injunction issued by any court of equity enjoining and restraining such breach, without posting bond or other security, in addition to all other legal and equitable remedies. The Members further agree that no actual damages shall be required to be proved by the Members to be entitled to injunctive relief.

10.17    EXHIBITS.

         All exhibits attached hereto and referred to herein are hereby incorporated herein as though fully set forth herein.

10.18    FORCE MAJEURE.

         No Member shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement deemed resulting, directly or indirectly, from Acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, machinery or supplies, vandalism, strikes or other work interruptions or any similar or dissimilar cause beyond the reasonable control of any Member. However, each Member shall make good faith efforts to perform under this Agreement in the event of any such circumstance.

10.19    [INTENTIONALLY DELETED.]

10.20    ENTIRE AGREEMENT; AMENDMENTS.

         This Agreement contains a full and complete expression of the rights and obligations of the Members regarding the subject matter hereof and shall supersede all other agreements, written or oral, heretofore made by the Members regarding the subject matter hereof. This Agreement may be modified only in writing and in accordance with Section 5.1 hereof.

10.21    DISPUTES; MEDIATION; ARBITRATION.

         10.21.1 In the event of any dispute hereunder that any Member determines, in its sole discretion, will not be resolved informally, such Member shall notify the other Member of its intent to initiate mediation hereunder. Any such dispute shall thereafter be addressed by a dispute resolution committee consisting of one person appointed by In Sight, one person appointed by Hospital, and one person appointed by RAN, which committee shall use its best efforts to resolve any such dispute. If any Member, in its sole discretion, concludes, at any time more than 30 days following such notification, that the dispute cannot be resolved by the Members under this
Section 10.21.1, the Members shall resolve such dispute exclusively in accordance with Section 10.21.2 et seq.

         10.21.2 The arbitration process may be initiated regarding any dispute hereunder by any member (such Member being referred to herein as the "Initiating Member") following the mediation process outlined in Section 10.21.1 regarding such dispute by submitting a written notification to the other Members (such other Members being referred to herein as the "Responding Members") (i) stating the nature of the dispute and the Initiating Member's proposed resolution thereof, specifically identifying any amount at issue, and (ii) proposing the name of a person who shall act as the single arbitrator.

         10.21.3 The Responding Members shall have ten business days in which to respond to this demand in a written answer (i) stating the Responding Members' proposed resolution (or resolutions) of the dispute, specifically identifying any amount at issue, and (ii) either agreeing to the person proposed by the Initiating Member as the single arbitrator or proposing the name of another person (or persons) who shall act as the single arbitrator.

               10.21.3.1 If this response is not timely made by any Responding Member, or if the Responding Members agree with the person proposed as the single arbitrator, then the person named by the Initiating Member shall serve as the arbitrator.

               10.21.3.2 If any Responding Member submits a written answer rejecting the proposed arbitrator, then, unless the Members are able to mutually agree upon a single person who shall act as the single arbitrator, the persons designated by each of the Members (as referred to in Sections 10.21.2 and 10.21.3 above) shall, within five business days thereafter, select a third person who shall act as the single arbitrator. If for any reason they cannot timely agree on a third person, any Member may apply to the District Court for the County of Clark, State of Nevada, for the name of a neutral third party who shall be the arbitrator.

         10.21.4 The arbitration shall take place in Henderson, Nevada, at a time and place selected by the arbitrator. The Members may obtain discovery in aid of the arbitration to the extent permitted by the arbitrator.

         10.21.5 The arbitrator so selected shall (i) within 30 days of his designation hereunder as the acting arbitrator, tentatively resolve the dispute, and (ii) within 15 days after the completion of such tentative determination, submit a decision in writing, specifying the proposed resolution, and, as applicable, the calculations by which the arbitrator arrived at such proposed resolution. Each of the Members shall have a period of ten days following its receipt of such tentative determination in which to submit comments to the arbitrator. Within ten days following the deadline for the submission of such written comments the arbitrator shall announce

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

a determination, which may include a determination under Section 10.21.6, which decision shall be final and binding upon all Members.

         10.21.6 Each of the Members shall bear a percentage of the costs of such arbitration equal to the Member's Percentage Interest hereunder, including without limitation the fees of the arbitrator, and their own legal fees and expenses, except that if the arbitrator determines that the determination by the arbitrator is substantially closer to the proposed resolution submitted by any of the Members (the "Closest Member") under Sections 10.21.2 or 10.21.3 than the proposed resolutions submitted by the other Members, then the arbitrator, in its sole and absolute discretion, any require the other Members to bear the entire cost of such arbitration, as well as the legal fees and expenses of the Closest Member.

         10.21.7 Any disputed arrangement hereunder shall continue on an interim basis pending the arbitrator's resolution of the dispute, but, once resolved, the resolution shall, as the arbitrator deems appropriate, relate back, and the arbitrator shall, as part of his decision, direct, as appropriate, payments among the Members to take account of any interim over or under payments.

         10.21.8 Nothing herein is intended to limit any Member's ability to exercise its rights upon the occurrence of any event that may terminate the Company as set forth in Section 9.1 hereof.

10.22    COVENANTS NOT TO COMPETE.

         Commencing on the date the Imaging Operation first provides services to patients, no Member (or Member Affiliate), while the Member continues to be a Member hereunder, shall (except indirectly through its Interest in the Company), directly or indirectly, in any "Specified Capacity" (as hereinafter defined) engage in the provision of imaging services from any facility located within the Non-compete Area as specified in Exhibit E (it being understood and agreed, however, that the restrictions set forth in this Section 10.22 shall not apply to any activity exempted under Exhibit E or otherwise authorized under the Management Services Agreement between Company and InSight).

         10.22.1 As used herein, the term "Specified Capacity" shall mean each of the following capacities:

         10.22.2  As an operator, manager or owner of any such business;

         10.22.3 As a partner with or member or shareholder of any entity engaged in any such business;

         10.22.4 As an advisor or consultant to any person or entity engaged in any such business; or

         10.22.5 As a creditor and/or security holder of any entity engaged in any such business.

                  IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first above written, to be effective, however, as of the date the Articles of the Company are accepted for filing by the Nevada Secretary of State.

                              "INSIGHT'

                              InSight Health Corp.
                              4400 MacArthur Boulevard, Suite 800
                              Newport Beach, California  92660
                              Facsimile Number:  (949) 851-5981

                              By:  /s/ Michael Madler
                                   -----------------------------------------
                              Its: E.V.P

                              "HOSPITAL"

                              St. Rose Dominican
                              Hospital 102 East
                              Lake Mead Drive
                              Henderson, Nevada 89015
                              Facsimile Number: (702) 564-4689

                              By:  /s/ Ron A. Davis
                                   ----------------------------------------
                              Its: President and CEO

                              "RAN"

                              Radiology Associates of Nevada
                              801 South Rancho, Suite D-1B
                              Las Vegas, Nevada 89106
                              Facsimile Number: (702) 477-0486

                              By:  /s/ J. Paul Wiesner
                                   ---------------------------------------
                              Its: President

                                       33